Contact:
Marc J. Blazer
President and Treasurer
Overture Acquisition Corp.
(646) 736-1376

FOR IMMEDIATE RELEASE

OVERTURE ACQUISITION CORP.

ANNOUNCES SEPARATE TRADING OF ORDINARY SHARES AND WARRANTS

Grand Cayman, Cayman Islands, February 28, 2008 – Overture Acquisition Corp. (AMEX: NLX) announced today that, commencing on March 3, 2008, the holders of the Company’s units issued in the Company’s initial public offering, which closed on February 5, 2008, may elect to separately trade the ordinary shares and warrants included in such units.  Those units not separated will continue to trade on the American Stock Exchange under the symbol NLX.U, and each of the ordinary shares and warrants will trade on the American Stock Exchange under the symbols NLX and NLX.WS, respectively.

J.P. Morgan Securities Inc. acted as sole book-running manager, Lazard Capital Markets LLC, acted as lead manager and I-Bankers Securities, Inc. and Maxim Group LLC acted as co-managers for the Company’s initial public offering.  Copies of the final prospectus for the initial public offering may be obtained from J.P. Morgan Securities Inc., 270 Park Ave., New York, NY 10017-2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company.

Overture Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more operating businesses.  Its efforts in identifying a prospective target business will not be limited to a particular industry or geography, although it initially intends to leverage the respective industry knowledge, operating experience and relationships of its officers, directors and special advisors in a range of luxury and lifestyle sectors.

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